EXHIBIT 10.27
WELLTOWER OP LLC
TEN YEAR EXECUTIVE CONTINUITY AND ALIGNMENT PROGRAM
LTIP UNIT AGREEMENT

Name of Participant (the “Participant”):	[_________________]
No. of Time LTIP Units:	[●]
No. of Performance LTIP Units:	[●] at target (the “Target Performance LTIP Units”)	[●] at maximum (the “Maximum Performance LTIP Units”)
Grant Date:	October 30, 2025
RECITALS
A.The Participant is an executive officer (as such term is defined under Rule 3b-7 of the Exchange Act) of the Parent Member, and provides services to the Company, through which the Parent Member conducts substantially all of its operations.
B.In accordance with the Welltower OP LLC Ten Year Executive Continuity and Alignment Program, as it may be amended from time to time (the “Plan”), the Parent Board has recommended that the Board of Directors of the Company approve, and the Board of Directors of the Company has approved, this Award, effective as of the Grant Date, with this Award having the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion set forth in this LTIP Unit Agreement (this “Agreement”), in the Plan and, except as otherwise set forth in this Agreement, in the LLC Agreement, to advance the purposes set forth in Section 1 of the Plan.
NOW, THEREFORE, the Parent Member, the Company and the Participant agree as follows:
1.Definitions. Capitalized terms used herein without definitions shall have the meanings given to those terms in the Plan, the Equity Plan, and/or the LLC Agreement. In addition, as used herein:
“Bad Leaver Event” means (a) the Participant’s termination of Continuous Service for Cause; (b) the determination that circumstances constituting Cause existed at the time of the Participant’s termination of Continuous Service for any reason other than for Cause; or (c) a Covenant Breach, in each case as determined by the Parent Board in its sole and absolute discretion.
“Cause” for termination of the Participant’s employment for purposes of this Agreement means (a) if the Participant is a party to an employment agreement with the Parent Member immediately prior to such termination, and “Cause” is defined therein, then “Cause” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Parent Member immediately prior to such termination or the Participant’s employment agreement does not define “Cause,” then “Cause” shall mean: (i) negligence or willful misconduct by the Participant in connection with the performance of his or her material duties as an employee of the Parent Member or any Subsidiary; (ii) a breach by the Participant of any of his or her material duties as an employee of the Parent Member or any Subsidiary, including but not limited to a Covenant Breach; (iii) conduct by the Participant against the best interests of the Parent Member or any Subsidiary, including but not limited to a material act of embezzlement or misappropriation of corporate assets, or a material act of statutory or common law fraud against the Parent Member, any Subsidiary or the employees of either the Parent Member or any Subsidiary; (iv) conviction of, or plea of nolo contendere to, any crime that is a felony, involves moral turpitude, or was committed in connection with the performance of Participant’s job responsibilities for the Parent Member; (v) indictment of the Participant of a felony or a misdemeanor involving moral turpitude and such indictment has a material adverse effect on the interests or reputation of the Parent Member or any Subsidiary; (vi) the intentional and willful failure by Participant to substantially perform his or her job responsibilities to the Parent Member (other than any such failure resulting from Participant’s incapacity due to physical or mental disability) after a demand for substantial performance is made by the Parent Member; (vii) the intentional and willful failure by the Participant to substantially perform the Participant’s duties hereunder as directed by the Parent Board (other than any such failure resulting from the Participant’s incapacity due to physical or mental disability) after a demand for substantial performance is made by the Parent Board, provided that, for the sake of clarity, the failure to attain performance objectives shall not in and of itself constitute Cause; or (viii) a breach by Participant of any of the Parent Member’s policies and procedures, including but not limited to the Parent Member’s Code of Business Conduct & Ethics.
“Change in Corporate Control” means “Change in Corporate Control” as set forth in Section 11.1(a), Section 11.1(c) and Section 11.1(d) of the Equity Plan. In addition, if necessary in order to avoid the imposition of additional taxes or penalties pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, in order to qualify as a “Change in Corporate Control”, an event must also meet the requirements for a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” with the meaning of Treas. Reg. §1.409A-3(i)(5).
“Common Stock” or “Shares” means the Parent Member’s common stock, par value $1.00 per share, either currently existing or authorized hereafter.
“Continuous Service” means the Participant’s continued employment, in good standing, with the Parent Member and its Subsidiaries.
“Covenant Breach” means a breach of any covenants regarding the Participant’s non-competition, non-solicitation, or non-hiring of customers or employees, non-disparagement, confidentiality, or protection of trade secrets set forth in this Agreement, any employment or engagement agreement, the Plan, the LLC Agreement, the Restrictive Covenant Agreement or other agreement with the Parent Member or any of its Subsidiaries or Affiliates.
“Covered Distributions” means all distributions made or cash or property paid in respect of LTIP Units or the Class A Common Units into which such LTIP Units convert in accordance with the terms of the LLC Agreement, excluding any such distributions made or cash or property paid in respect of Time LTIP Units, Earned Performance LTIP Units, or LTIP Units that are subject to an Extended Redemption Date pursuant to Section 4(b), but including all such distributions made or cash or property paid in respect of LTIP Units that are subject to an Extended Redemption Date pursuant to Section 4(c).
“Death or Disability Termination” means the Participant’s termination of Continuous Service due to the Participant’s death or by the Parent Member due to the Participant’s Disability.
“Disability” for termination of the Participant’s Continuous Service means (a) if the Participant is a party to an employment agreement with the Parent Member immediately prior to such termination, and “Disability” is defined therein, then “Disability” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Parent Member that defines “Disability,” then “Disability” shall have the same meaning as defined in the Equity Plan.
“Distribution Participation Date” means “Distribution Participation Date” as defined in the LLC Agreement, as modified by Section 5 hereof.
“Extended Redemption Date” means the twentieth (20th) anniversary of the Grant Date or, if earlier the date immediately prior to a Change in Corporate Control.
“Fair Market Value” means fair market value as determined by the Parent Board in good faith, which may include appropriate discounts for lack of transferability and marketability, time value of money, and minority interest and which, for the avoidance of doubt, if applicable will take into account the fair value of any Covered Distributions that are transferred to the Company in connection with the Company’s exercise of its Repurchase

Right as provided in Section 3(a)(iii). For purposes hereof, the Parent Board may rely on an independent valuation firm selected by the Parent Board in its sole discretion.
“Good Reason” means (a) if the Participant is a party to an employment agreement with the Parent Member immediately prior to such termination, and “good reason” is defined therein, then “Good Reason” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Parent Member immediately prior to such termination and/or the Participant’s employment agreement does not define “Good Reason”, a material adverse diminution in the Participant’s duties that is materially inconsistent with the Participant’s duties as of immediately prior to such diminution and that is or would reasonably be expected to be permanent; provided, however the Participant must not have consented to any such act or omission that could give rise to a claim for “Good Reason”, the Participant must have notified the Parent Member in writing within the first thirty (30) days following the occurrence of any of the foregoing events and the Parent Member must have failed to substantially cure such breach within thirty (30) days following its receipt of such notice from the Participant; and provided further, the Participant must have resigned under this paragraph within ninety (90) days following the occurrence of the event. Notwithstanding the foregoing, any transfer of responsibilities in connection with succession planning and leadership transition shall in no event constitute Good Reason for purposes of this Agreement.
“LTIP Units” means the Time LTIP Units and the Performance LTIP Units granted hereunder.
“Parent Board” means the Board of Directors of the Parent Member, or its applicable designee.
“Performance Period” means the period commencing on October 6, 2025, and concluding on the earliest of (i) October 5, 2030, (ii) to the extent expressly provided in Section 4(b), a Qualifying Termination or (iii) a Change in Corporate Control.
“Qualifying Termination” means the Participant’s termination of Continuous Service by the Participant for Good Reason, by the Parent Member other than for Cause, or a Death or Disability Termination.
“Restrictive Covenant Agreement” means that Restrictive Covenant Agreement, dated as of the date hereof, and attached hereto as Annex RCA.
2.Effectiveness of Award. Effective as of the Grant Date, the Participant has been granted a number of LTIP Units equal to the sum of the Time LTIP Units and the Maximum Performance LTIP Units (the “LTIP Unit Award”), and, by signing and delivering to the Company a copy of this Agreement, will be deemed to have signed and delivered to the Company, as a LTIP Unitholder, a counterpart signature page to the LLC Agreement (attached hereto as Exhibit A) and is thereby admitted as a Member of the Company. Subject to Section 3(a) of this Agreement, upon execution of this Agreement by the Participant, the Parent Member and the Company, the books and records of the Company shall reflect the issuance to the Participant of the number of LTIP Units equal to the LTIP Unit Award and, thereupon, the Participant shall have all the rights of a LTIP Unitholder of the Company as set forth in the LLC Agreement, subject, however, to the restrictions and conditions specified in this Agreement, including Section 3(a) of this Agreement.
3.Vesting of LTIP Units; Restrictions on LTIP Units; Redemption Rights; Determination of Performance; Forfeiture of Performance LTIP Units.
(a)Vesting of LTIP Units; Restrictions on LTIP Units.
i.In accordance with the LLC Agreement and the Plan, as of the Grant Date, the Time LTIP Units will be “Vested LTIP Units” for purposes of the LLC Agreement and the Performance LTIP Units will be “Unvested LTIP Units” for purposes of the LLC Agreement until they become “Earned Performance LTIP Units” (as defined below), at which point they will become “Vested LTIP Units” for purposes of the LLC Agreement.
ii.Notwithstanding the foregoing, until such time as the Class A Common Units into which the LTIP Units are converted become Redemption Right Units in accordance with Section 3(b) of this Agreement (for purposes of this Section 3(a), Reduction Amount Units will be treated as

Redemption Right Units), the LTIP Units and such Class A Common Units shall be restricted and may not be sold or otherwise transferred or encumbered by the Participant (such restrictions and limitations, the “Equity Restrictions”).
iii.In addition to the restrictions described in Section 3(a)(ii), above, any LTIP Units or Class A Common Units into which LTIP Units are converted that are subject to an Extended Redemption Date pursuant to Section 4(c)(iv) but not Section 4(b)(ii)(B), and any Covered Distributions thereon shall be subject to the Equity Restrictions, and any such Covered Distributions shall further be automatically reinvested into Shares pursuant to the Parent Member’s dividend reinvestment plan (“DRIP”), as registered with the Securities and Exchange Commission on the Parent Member’s registration statement on Form S-3 on March 28, 2025 (or a successor DRIP thereto), and such Shares shall be placed into a segregated, non-interest bearing account and, (x) unless the Repurchase Right is exercised, will be distributed to the Participant as soon as commercially practicable following the Extended Redemption Date, or (y) if the Repurchase Right is exercised, will be transferred to the Company upon the Repurchase Closing Date.
(b)Redemption Rights.
i.Except as otherwise provided in this Agreement (including subclause (ii) of this Section 3(b), and Section 4(b) and Section 4(c) of this Agreement), the Participant will first become entitled to exercise the Redemption Right (as defined in Section 8.6 of the LLC Agreement) with respect to the Class A Common Units into which any LTIP Units subject to this Agreement are converted, and such Class A Common Units will first become “Redemption Right Units”, as to one sixtieth (1/60th) of such Class A Common Units that are outstanding (after applying Section 3(d) of this Agreement) beginning on October 31, 2030, and on the final trading day of each calendar month thereafter (each, a “Redemption Right Date”), such that all such Class A Common Units will become Redemption Right Units on September 30, 2035, in each case, subject to Section 3(b)(ii) of this Agreement. Upon a Change in Corporate Control all Class A Common Units into which any LTIP Units subject to this Agreement are converted shall become Redemption Right Units but shall continue to be subject to Section 3(b)(ii) of this Agreement. For the avoidance of doubt, nothing in this Agreement requires the Company to settle the Redemption Right in cash.
ii.Notwithstanding anything in Section 3(b)(i) to the contrary, as of each Redemption Right Date, the Administrator shall determine the number of Shares available for grant under the Equity Plan or any successor plan thereto (in each case, as amended or restated from time to time) (the “Available Shares”). If, as of such Redemption Right Date, the Available Shares do not equal or exceed the sum of (A) all Class A Common Units outstanding under the Plan that would be Redemption Right Units as of such Redemption Right Date (the “Total Applicable Redemption Right Units”), and (B) the number of Shares covered by all then-outstanding equity or equity-linked awards under the Equity Plan or any successor plan thereto (with performance-based awards measured at maximum performance; provided that, for the avoidance of doubt, outstanding Performance LTIP Units will not constitute outstanding equity or equity-linked awards under the Equity Plan until such Performance LTIP Units are “Vested LTIP Units” under the LLC Agreement and an “Other Stock Unit Award” has been issued in connection therewith, at which time they will be measured at actual performance), in each case that are not Total Applicable Redemption Right Units ((A) and (B) together, the “Outstanding Awards”), then the number Redemption Right Units under Section 3(b)(i) as of such Redemption Right Date will be equal to zero. If, as of such Redemption Right Date, the Available Shares equal or exceed the Outstanding Awards, and such excess is (1) less than the number of Total Applicable Redemption Right Units, the number of Redemption Right Units under Section 3(b)(i) as of such Redemption Right Date will be equal to zero; or (2) equal or greater than the number of Total Applicable Redemption Units, then the number of Redemption Right Units under Section 3(b)(i) as of such Redemption Right Date will be equal to the product of (x) the Available Shares less Outstanding Awards, and (y) the quotient of the Redemption Right Units under Section 3(b)(i) as of such Redemption Right Date over the Total Applicable Redemption Right Units (such reduced number of Redemption Right Units, the “Eligible Redemption Right Units”). The number of Class A Common Units that is the difference between the Redemption Right Units under Section 3(b)(i) as of such Redemption Right Date and the Eligible Redemption Right Units is referred to herein as the “Reduction Amount Units”. The Reduction Amount Units shall remain outstanding and, on each subsequent Redemption Right Date until no Reduction Amount Units remain outstanding, the Administrator will evaluate whether there are sufficient Available Shares for such Reduction

Amount Units to become Redemption Right Units, subject to this Section 3(b)(ii). In furtherance of the foregoing, beginning with the first regular annual meeting of the Parent Member’s shareholders following October 31, 2030, if there are Reduction Amount Units outstanding at such time or from time to time thereafter, the Parent Member shall submit for approval of the Parent Member’s shareholders at such meeting and at each regular annual meeting of the Parent’ Member’s shareholders that follows while Reduction Amount Units remain outstanding, an amendment to the Equity Plan or a successor plan thereto to approve for issuance under the Equity Plan or successor plan thereto at least such number of Shares as necessary to allow for the redemption of all such Reduction Amount Units.
(c)Determination of Performance with respect to Performance LTIP Units.
i.The Performance LTIP Units will be allocated, (A) as to one-half (1/2) of the Performance LTIP Units, to the Market Capitalization Milestone Performance Goal, and (B) as to one-half (1/2) of the Performance LTIP Units, to the Relative Performance Goal (each, as defined on Annex I hereto and, together, the “Performance Goals”).
ii.The Performance LTIP Units that are determined to have met the applicable Performance Goal in accordance with Annex I are referred to herein as “Earned Performance LTIP Units.”
iii.Any Performance LTIP Units that do not become Earned Performance Units in accordance with Annex I, shall, immediately and without further action by any party hereto, cease to be eligible to become “Vested LTIP Units” in accordance with the LLC Agreement and shall be forfeited in their entirety for no consideration, and neither the Participant nor any of the Participant’s successors, heir, assigns, or personal representatives shall have any further rights or interest in such Performance LTIP Units.
4.Effect of Bad Leaver Event; Termination of Continuous Service.
(a)Bad Leaver Event. Upon a Bad Leaver Event at any time prior to September 30, 2035, the Participant shall without any further action by the Participant or the Company:
i.If the Bad Leaver Event occurs during the Performance Period, (A) immediately be deemed to have transferred to the Company all LTIP Units subject to this Agreement, whether Time LTIP Units or Performance LTIP Units, and any Covered Distributions thereon; (B) immediately be deemed to have transferred to the Company all Class A Common Units into which any LTIP Units subject to this Agreement were converted in accordance with the LLC Agreement through and including such date, and any Covered Distributions thereon; (C) promptly repay to the Company the aggregate amount of Member-Related Taxes or similar amounts paid by the Company or its applicable Affiliate on behalf of or with respect to all LTIP Units and all Class A Common Units transferred to the Company pursuant to subclause (A) or subclause (B) of this Section 4(a)(i), in each case that have not been repaid by the Participant to the Company prior to such date; and (D) together with the Participant’s successors, heirs, assigns, and personal representatives thereafter have no further right or interest in the LTIP Units or in any Class A Common Units into which any LTIP Units subject to this Agreement were converted in accordance with the LLC Agreement, or Covered Distributions thereon.
ii.If the Bad Leaver Event occurs upon or following the conclusion of the Performance Period, (A) all Class A Common Units into which LTIP Units subject to this Agreement converted in accordance with the LLC Agreement and that are Redemption Right Units as of the date of such termination of Continuous Service (for purposes of this Section 4(a)(ii), Reduction Amount Units outstanding as of such termination of Continuous Service will be treated as Redemption Right Units), shall remain outstanding and shall continue to be subject to Section 3(b)(ii) of this Agreement, and (B) the provisions of Section 4(a)(i) shall apply mutatis mutandis to all remaining LTIP Units subject to this Agreement and Class A Common Units into which such LTIP Units converted in accordance with the LLC Agreement, to any Covered Distributions thereon, and to the aggregate amount of Member-Related Taxes or similar amounts paid by the Company or its applicable Affiliate in respect thereof that have not been repaid by the Participant to the Company prior to such date.
(b)Termination of Continuous Service due to Qualifying Termination. If the Participant’s Continuous Service terminates at any time prior to September 30, 2035, due to a Qualifying Termination:

i.The Time LTIP Units and the Class A Common Units into which such LTIP Units were converted in accordance with the LLC Agreement shall:
A.If the Qualifying Termination is not a Death or Disability Termination, remain outstanding and eligible to become Redemption Right Units in accordance with Section 3(b) of this Agreement, but shall continue to be subject to Section 3(b)(ii) of this Agreement; or
B.If the Qualifying Termination is a Death or Disability Termination, immediately upon such Qualifying Termination, become Redemption Right Units in accordance with Section 3(b) of this Agreement, but shall continue to be subject to Section 3(b)(ii) of this Agreement.
ii.With respect to the Performance LTIP Units and the Class A Common Units into which such Performance LTIP Units are converted in accordance with the LLC Agreement:
A.If the Qualifying Termination is a Death or Disability Termination, if the Qualifying Termination occurs during the Performance Period, the Performance Period shall be deemed to have ended upon the date of the Qualifying Termination, and the Administrator shall determine, in accordance with Annex I, whether the Performance LTIP Units have become Earned Performance LTIP Units, which determination shall take place no more than thirty (30) days following the date of the Qualifying Termination (the “QT Determination Date”). Any Performance LTIP Units that are determined to not be Earned Performance LTIP Units as of the QT Determination Date, shall automatically, and without any further action on behalf of any party hereto, be forfeited and cancelled without consideration therefor and neither the Participant nor the Participant’s successors, heirs, assigns, or personal representatives shall have any further right or interest in the LTIP Units or in any Class A Common Units into which any LTIP Units subject to this Agreement were converted in accordance with the LLC Agreement, or Covered Distributions thereon. With respect to (x) any Performance LTIP Units that are Earned Performance LTIP Units following the QT Determination Date as described in this Section 4(b)(ii)(A) or, (y) if the Qualifying Termination occurs after the Performance Period, that are Earned Performance LTIP Units in accordance with Section 3(c)(ii), then in each case, the Class A Common Units into which such Earned LTIP Units were converted in accordance with the LLC Agreement shall, immediately upon such Qualifying Termination, become Redemption Right Units in accordance with Section 3(b) of this Agreement, but shall continue to be subject to Section 3(b)(ii) of this Agreement; or
B.If the Qualifying Termination is not a Death or Disability Termination, (x) all such Performance LTIP Units and Class A Common Units into which such Performance LTIP Units were converted in accordance with the LLC Agreement that are Redemption Right Units as of the date of such termination of Continuous Service (for purposes of this Section 4(b)(ii)(B), Reduction Amount Units outstanding as of such termination of Continuous Service will be treated as Redemption Right Units), shall remain outstanding and shall continue to be subject to Section 3(b)(ii) of this Agreement, and (y) notwithstanding anything to the contrary in the LLC Agreement or in Section 3(b) of this Agreement, with respect to all such Performance LTIP Units and Class A Common Units into which such Performance LTIP Units were converted in accordance with the LLC Agreement that are not Redemption Right Units as of the date of such termination of Continuous Service (for purposes of this Section 4(b)(ii)(B), Reduction Amount Units outstanding as of such termination will be treated as Redemption Right Units), (1) the Redemption Right shall not be exercisable with respect thereto until the Extended Redemption Date (subject to Section 3(b)(ii) of this Agreement) and such LTIP Units or Class A Common Units shall continue to be subject to the Equity Restrictions until the Extended Redemption Date, and (2) the Company shall have the right (but not the obligation) (the “Repurchase Right”), exercisable by delivering to the Participant written notice of its election to exercise the Repurchase Right (the “Repurchase Notice”), at any time or from time to time during the period commencing on the later of the date of the Qualifying Termination or the second (2nd) calendar day following the six (6)-month anniversary of the Grant Date, and ending on the Extended Redemption Date (the “Repurchase Period”), to elect to repurchase from the Participant all or any portion of such Performance LTIP Units or Class A Common Units for their Fair Market Value as determined as of the date of the Repurchase Notice (the “Repurchase Price”). If the Company elects to exercise its Repurchase Right, it shall deliver to the Participant, no later than ninety (90) days following the date of the Repurchase Notice (the “Repurchase Closing Date”), check or wire transfer of immediately available funds for Repurchase Price, and the Participant shall without any further action by the Participant or the Company, immediately be deemed to have transferred to the Company all such Performance LTIP Units and Class A Common Units subject to such Repurchase Notice, promptly repay to the Company the aggregate amount of Member-Related Taxes or similar amounts paid by the Company or its applicable Affiliate on behalf of or with respect to all Performance LTIP Units and Class A Common Units subject to such Repurchase Notice, in each case that have not been repaid by the Participant to the Company prior to such date (provided that the Company shall be permitted to offset the Repurchase Price otherwise payable to the Participant by the amount of such repayment obligation, which offset amount will be deemed to have been received by the Participant and paid to the Company), and together with the Participant’s successors, heirs, assigns, and personal representatives thereafter have no further right or interest in the Performance LTIP Units or the Class A Common Units subject to such Repurchase Notice, or any distributions made or cash or property paid thereon following the Repurchase Closing Date.
(c)Termination of Continuous Service due to Resignation other than due to a Qualifying Termination and not in connection with a Bad Leaver Event. If the Participant’s Continuous Service terminates at any time prior to September 30, 2035, due to the Participant’s resignation from Continuous Service other than due to a Qualifying Termination, and not in connection with a Bad Leaver Event:
i.The LTIP Units and the Class A Common Units into which such LTIP Units are converted in accordance with the LLC Agreement shall remain outstanding, subject to this Section 4(c), and any such Class A Common Units that are Redemption Right Units as of the date of such termination of Continuous Service (for purposes of this Section 4(c)(i), Reduction Amount Units outstanding as of such termination of Continuous Service will be treated as Redemption Right Units), shall continue to be subject to Section 3(b)(ii) of this Agreement.
ii.If such termination of Continuous Service occurs during the Performance Period, the Performance LTIP Units and the Class A Common Units into which such Performance LTIP Units were converted in accordance with the LLC Agreement shall, until they become Earned Performance LTIP Units or are forfeited in accordance with Section 3(c)(ii), remain subject to adjustment and forfeiture as provided in Annex I to this Agreement.
iii.With respect to any LTIP Units or any Class A Common Units into which LTIP Units were converted in accordance with the LLC Agreement that are not Redemption Right Units as of the date of such termination of Continuous Service (for purposes of this Section 4(c)(iii), Reduction Amount Units outstanding as of such termination of Continuous Service will be treated as Redemption Right Units), the Redemption Right shall not be exercisable until the Extended Redemption Date (subject to Section 3(b)(ii) of this Agreement), such LTIP Units or Class A Common Units shall be subject to the Equity Restrictions until the Extended Redemption Date, and any Covered Distributions thereon shall further be subject to Section 3(a)(iii) of this Agreement.
iv.The Company shall have a Repurchase Right with respect to all or any portion of the Participant’s LTIP Units and the Class A Common Units into which such LTIP Units were converted in accordance with the LLC Agreement that are not Redemption Right Units as of the date of such termination of Continuous Service (for purposes of this Section 4(c)(iv), Reduction Amount Units outstanding as of such termination of Continuous Service will be treated as Redemption Right Units), and the Repurchase Right provisions set forth in Section 4(b)(ii)(B) shall apply mutatis mutandis, and following the Company’s exercise of any such Repurchase Right, neither the Participant nor the Participant’s successors, heirs, assigns, and personal representatives shall thereafter have any further right or interest in such LTIP Units or Class A Common Units subject to such Repurchase Notice, or any Covered Distributions thereon.
5.Distribution Participation Date.

(a)The Participant shall be entitled to receive distributions and allocations with respect to the Time LTIP Units and Performance LTIP Units awarded hereunder, and the Class A Common Units into which such Time LTIP Units or Performance LTIP Units are converted, in accordance with the LLC Agreement, including Exhibit F thereof, as modified by this Agreement.
(b)Notwithstanding anything in the LLC Agreement to the contrary, the Distribution Participation Date with respect to the (i) Time LTIP Units and the Class A Common Units into which such Time LTIP Units are converted in accordance with the LLC Agreement shall be the Grant Date; and (ii) Performance LTIP Units, shall be the date that such Performance LTIP Units become Earned Performance LTIP Units in accordance with Section 3(c) and automatically convert into Class A Common Units in accordance with the LLC Agreement; provided that, in each case and to the extent applicable, the Participant’s rights to any distributions with respect to the LTIP Units and the Class A Common Units into which such LTIP Units are converted in accordance with the LLC Agreement shall be subject to Section 3(a)(ii) of this Agreement.
6.Certain Adjustments. The LTIP Units shall be subject to adjustment as provided in the LLC Agreement, and except as otherwise provided therein, if (a) the Parent Member shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Parent Member, spin-off of a Subsidiary of the Parent Member, business unit or other transaction similar thereto, (b) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, significant repurchases of stock, or other similar change in the capital structure of the Parent Member, or any extraordinary dividend or other distribution to holders of the Shares or Class A Common Units other than regular dividends shall occur, or (c) any other event shall occur that in each case in the good faith judgment of the Company necessitates action by way of appropriate equitable adjustment in the terms of this Agreement, the Plan or the LTIP Units, then the Company shall take such action as it deems necessary to maintain the Participant’s rights hereunder so that they are substantially proportionate to the rights existing under this Agreement and the terms of the LTIP Units prior to such event, including, without limitation: (i) adjustments to the number of LTIP Units or Class A Common Units into which such LTIP Units converted in accordance with the LLC Agreement; (ii) substitution of other awards for the LTIP Units; or (iii) adjustments to any of the Performance Goals set forth on Annex I. In the event of any change in the outstanding Shares (or corresponding change in the Conversion Factor applicable to Class A Common Units) by reason of any share dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distribution to common shareholders of the Company other than regular dividends, any additional LTIP Units or Class A Common Units into which such LTIP Units converted in accordance with the LLC Agreement as a result of the adjustments contemplated by this Section 6, or other awards or equity securities into which the LTIP Units or Class A Common Units into which such LTIP Units converted in accordance with the LLC Agreement are converted in accordance with this Section 6 shall, subject to the same restrictions as the underlying LTIP Units or Class A Common Units into which such LTIP Units converted in accordance with the LLC Agreement.
7.Incorporation of Plan; Interpretation by Administrator. This Agreement is subject to the terms, conditions, limitations and definitions contained in the Plan. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control. The Administrator may make such rules and regulations and establish such procedures for the administration of this Agreement, which are consistent with the terms of this Agreement, as it deems appropriate.
8.Certificates; Legend. Each certificate, if any, issued in respect of the LTIP Units awarded under this Agreement shall be registered in the Participant’s name and the records of the Company and any other documentation evidencing the LTIP Units shall bear the appropriate restrictive legends, as determined by the Company in its sole discretion, to the effect that such LTIP Units and the Class A Common Units into which such LTIP Units are converted are subject to restrictions as set forth herein, in the Plan, this Agreement and in the LLC Agreement (including, for the avoidance of doubt, the Equity Restrictions). If certificates representing the LTIP Units are issued by the Company, at the time that the Redemption Right first becomes exercisable in accordance with Section 3(b) of this Agreement, the Company shall deliver to the Participant (or, if applicable, to the Participant’s legal representatives, beneficiaries or heirs) certificates representing such LTIP Units (or the Class A Common Units into which such LTIP Units are converted in accordance with the LLC Agreement). Notwithstanding the foregoing, the Company shall remove or cause to be removed such restrictive legends with respect to any Class A Common Units that become Redemption Right Units (for purposes of this Section 8, Reduction Amount Units will be treated as Redemption Right Units).
9.Tax Withholding. The Parent Member or its applicable Affiliate (including the Company) has the right to withhold from cash compensation payable to the Participant all applicable income and employment taxes due and owing at the time the applicable portion of the LTIP Units or, if applicable, Class A Common Units, become includible in the Participant’s income (the “Withholding Amount”), and/or to delay delivery of the LTIP Units or, if applicable, Class A Common Units or Shares, until appropriate arrangements have been made for payment of such withholding. In the alternative, the Company has the right to retain and cancel, or sell or otherwise dispose of, such number of the LTIP Units or, if applicable, Class A Common Units as have a Fair Market Value (determined as of the applicable date) approximately equal to the Withholding Amount, with any excess proceeds being paid to Participant (or, if applicable, to be subject to Section 3(a)(iii)); provided that, such amount shall not exceed the maximum statutory tax rate in the Participant’s applicable jurisdiction (in accordance with the ASC 718-10-25-18 classification exception).
10.Amendment; Modification. This Agreement may only be modified or amended in a writing signed by the parties hereto, provided that the Participant acknowledges that the Plan may be amended or discontinued in accordance with the provisions thereof and that this Agreement may be amended or canceled by the Administrator, on behalf of the Parent Member and the Company, in each case for the purpose of satisfying changes in law or for any other lawful purpose, so long as no such action shall adversely affect the Participant’s rights under this Agreement in any material respect without the Participant’s written consent. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by the parties which are not set forth expressly in this Agreement. The failure of the Participant or the Parent Member or the Company to insist upon strict compliance with any provision of this Agreement, or to assert any right the Participant or the Parent Member or the Company, respectively, may have under this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
11.Complete Agreement. Other than as specifically stated herein, this Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein, including but not limited to the Plan, the LLC Agreement and the Restrictive Covenant Agreement) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way; provided that the Restrictive Covenant Agreement shall be in addition to, and shall not supersede any covenants regarding the Participant’s non-competition, non-solicitation, or non-hiring of customers or employees, non-disparagement, confidentiality, or protection of trade secrets set forth in any employment or engagement agreement, the LLC Agreement, or other agreement with the Parent Member or any of its Subsidiaries or Affiliates.
12.Restrictive Covenant Agreement; Investment Representation; Registration. Concurrent with the Participant’s execution of this Agreement, and as a condition of receiving the LTIP Units hereunder, the Participant has executed the Restrictive Covenant Agreement provided to the Participant together with this Agreement and the Plan, which is deemed to be a part of this Agreement as if fully set forth herein; provided that the “Governing Law” provisions of Section 15 of this Agreement shall be superseded by the “Governing Law” provisions set forth in the Restrictive Covenant Agreement. The Participant agrees that any resale of either (a) the LTIP Units or Class A Common Units into which LTIP Units may have been converted; or (b) the Shares received upon redemption of or in exchange for LTIP Units or Class A Common Units into which LTIP Units may have been converted, shall not occur during the “blackout periods” forbidding sales of Parent Member securities, as set forth in the then-applicable Parent Member employee manual or insider trading policy. In addition, any resale shall be made in compliance with the registration requirements of the Securities Act, or an applicable exemption therefrom, including, without limitation, the exemption provided by Rule 144 promulgated thereunder (or any successor rule). The Participant hereby makes the covenants, representations and warranties set forth on Exhibit B attached hereto as of the Grant Date. All of such covenants, warranties and representations shall survive the execution and delivery of this Agreement by the Participant. The Participant shall promptly notify the Company upon discovering that any of the representations or warranties set forth on Exhibit B was false when made or have, as a result of changes in circumstances, become false. The Company will have no obligation to register under the Securities Act any of the LTIP Units or any other securities issued pursuant to this Agreement or upon conversion or exchange of the LTIP Units into other interests of the Company.
13.Status of LTIP Units under the Plan. The LTIP Units are both issued as equity securities of the Company and granted as “Awards” under the Equity Plan. The Parent Member will have the right at its option, as set forth in the LLC Agreement, to issue Shares in exchange for Units into which LTIP Units may have been converted pursuant to the LLC Agreement, subject to certain limitations set forth in the LLC Agreement, and such Shares, if issued, will be issued under the Equity Plan. The Participant must be eligible to receive the LTIP Units in compliance with applicable federal and state securities laws and to that effect is required to complete, execute and deliver certain covenants, representations and warranties (attached as Exhibit B). The Participant acknowledges that the Participant will have no right to approve or disapprove such determination by the Parent Member.
14.Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.
15.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.
16.Headings. The headings of paragraphs hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
17.Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
18.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Parent Member and any successors to the Participant by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Participant.
19.Transfer. Except for the “Permitted Activities” (as defined below), none of the LTIP Units nor any Class A Common Units into which such LTIP Units are converted shall be sold or otherwise disposed of or encumbered (whether voluntarily or involuntarily or by judgment, levy, attachment, garnishment or other legal or equitable proceeding) (each such action, a “Transfer”), or redeemed in accordance with the LLC Agreement (a) prior to the Class A Common Units into which such LTIP Units are converted becoming Redemption Right Units and prior to such LTIP Units and any Class A Common Units into which such LTIP Units are converted ceasing to be subject to restrictions as provided in this Agreement, and (b) unless such Transfer is in compliance with all applicable securities laws (including, without limitation, the Securities Act), and such Transfer is in accordance with the applicable terms and conditions of this Agreement, the Plan, and the LLC Agreement. Any attempted Transfer of LTIP Units or any Class A Common Units into which such LTIP Units are converted that is not in accordance with the terms and conditions of this Section 19 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any LTIP Units or any Class A Common Units into which such LTIP Units are converted as a result of any such Transfer, and shall otherwise refuse to recognize any such Transfer. For purposes of this Section 19, “Permitted Activities” means (i) Transfer of the Participant’s rights to the LTIP Units or the Class A Common Units into which such LTIP Units are converted by will or by the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Administrator or to a trust or entity established by the Participant for estate planning purposes or pursuant to a domestic relations order, in each case, without consideration; and (ii) pledging transactions in accordance with the Parent Member’s Insider Trading Policy as in effect from time to time.
20.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Parent Member and its agents may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Participant (a) authorizes the Parent Member to collect, process, register and transfer to its agents all Relevant Information; and (b) authorizes the Parent Member and its agents to store and transmit such information in electronic form. The Participant shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law and to the extent necessary to administer the Plan and this Agreement, and the Parent Member and its agents will keep the Relevant Information confidential except as specifically authorized under this paragraph.
21.Electronic Delivery of Documents. By accepting this Agreement, the Participant (a) consents to the electronic delivery of this Agreement, all information with respect to the Plan and any reports of the Parent Member provided generally to the Parent Member’s stockholders; (b) acknowledges that he or she may receive from the Parent Member a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Parent Member by telephone or in writing; (c) further acknowledges that he or she may revoke his or her consent to electronic delivery of documents at any time by notifying the Parent Member of such revoked consent by telephone, postal service or electronic mail; and (d) further acknowledges that he or she is not required to consent to electronic delivery of documents.
22.Section 83(b) Election. In connection with this Agreement, as a condition of the Participant’s receipt of the LTIP Units, the Participant hereby (a) agrees to make a timely and valid election to include in gross income in the year of transfer the fair market value of the applicable LTIP Units over the amount paid for them pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, substantially in the form attached hereto as Exhibit C and to supply the necessary information in accordance with the regulations promulgated thereunder, and (b) to deliver to the Company evidence of such timely filing no later than five (5) days after such filing being made.
23.Acknowledgment of Clawback Policy. By accepting this Agreement and the LTIP Unit Award hereunder, the Participant acknowledges that the LTIP Unit Award is subject to forfeiture (as determined by the Administrator) in accordance with the terms of the Parent Member’s clawback or recoupment policy (as in effect from time to time), including but not limited to the Company’s Clawback Policy regarding the Recovery of Incentive-Based Compensation from Executive Officers in Event of Accounting Restatement, as the same may be amended or restated from time to time.
[Signature Page Follows]

IN WITNESS WHEREOF, this LTIP Unit Agreement has been executed by the parties hereto as of the Grant Date.
WELLTOWER INC.
By:
Name:
Title:
WELLTOWER OP LLC
By:
Name:
Title:
PARTICIPANT
Name:
[Name]

Annex I
This Annex I forms a part of the LTIP Unit Award Agreement to which this Annex I is attached. Terms used but not defined herein have the meaning given to them in the LTIP Unit Award Agreement. For purposes of this Annex I, the level of achievement of each of the Market Capitalization Milestone Performance Goal and Relative Performance Goal shall be determined independently. For the avoidance of doubt, the Performance Goals set forth on this Annex I (including the Market Capitalization Milestone Performance Goal and the components thereof (such as the Market Capitalization Milestones and the Maximum ATM Shares, as described below) and the Relative Performance Goal and the components thereof) shall be subject to adjustment as set forth in Section 6 of the LTIP Unit Award Agreement to which this Annex I is attached.
Market Capitalization Milestone Performance Goal
One-half (1/2) of the Performance LTIP Units may become eligible to be earned and to become “Vested LTIP Units” based on the achievement of certain market capitalization milestones of the Parent Member (the “Market Capitalization Milestones”). The determination of whether any one or more Market Capitalization Milestones has/have been achieved will commence on October 6, 2028, and will be measured as of (a) such date (the “First Market Cap Measurement Date”) and (b) daily thereafter (a “Subsequent Market Cap Measurement Date”) until the final day of the Performance Period (a “Final Market Cap Measurement Date”) and (c) if the Performance Period ends as a result of a Qualifying Termination or a Change in Corporate Control, upon such Qualifying Termination or Change in Corporate Control (such date, together with the First Market Cap Measurement Date, Subsequent Market Cap Measurement Date, and Final Market Cap Measurement Date, a “Market Cap Measurement Date”), as set forth below.
Each Market Capitalization Milestone identified in the table shall represent a tranche (each a “Tranche”) of the number of Performance LTIP Units that shall become eligible to be earned if the Market Capitalization Milestone for such Tranche is achieved as of a Market Cap Measurement Date. The Market Capitalization Milestone with respect to any one Tranche shall be achieved if the Sixty-Day Average Market Cap (as defined below) equals or exceeds the incremental Market Capitalization Milestone of the Start Date Market Cap (as defined below) for such Tranche as set forth in the table below as determined by the Administrator. The Tranches set forth below shall only become eligible to be earned once the Market Capitalization Milestone for such Tranche is achieved (with no interpolation between Tranches) and may only be earned one (1) time during the Performance Period.
Performance LTIP Units that become eligible to be earned in accordance with the foregoing will remain outstanding and unearned and will remain “Unvested LTIP Units” through the Final Market Cap Measurement Date, and will be earned and become “Vested LTIP Units” if at all upon the Final Market Cap Measurement Date if and only if, as of such date, the Parent Member’s TSR (as defined below) is positive (with TSR determined as defined below, but measured based on (x) the VWAP as of October 6, 2025, and (y) the average VWAP for each trading day during the final sixty (60) consecutive calendar days ending on, and including, the Final Market Cap Measurement Date, in each case as reported by the Primary Exchange or other reliable source selected by the Administrator such as Bloomberg if the Primary Exchange is not reporting a VWAP for the applicable day), with such determination to be made as soon as commercially practicable following the Final Market Cap Measurement Date.
Notwithstanding anything herein to the contrary, if the Performance Period ends upon a Change in Corporate Control or, to the extent expressly provided in Section 4(b) of the LTIP Unit Award Agreement, upon a Qualifying Termination, (i) each Market Capitalization Milestone will be pro-rated based on the number of days during the Performance Period through and including such Change in Corporate Control or Qualifying Termination, as applicable, over the total number of days during the Performance Period, (ii) the Sixty-Day Average Market Cap shall be the price per Share in such Change in Corporate Control transaction determined in accordance with subclause (b)(iii) or (b)(iv) below, as applicable, or the price per Share in connection with such Qualifying Termination determined in accordance with subclause (b)(iv) below, as applicable, and (iii) the TSR condition set forth in the immediately preceding paragraph will be measured as of the Change in Corporate Control or Qualifying Termination, as applicable.
If, as of the Final Market Cap Measurement Date, the Administrator determines that the Performance LTIP Units allocated to a Market Capitalization Milestone have not been earned and have not become “Vested LTIP Units”, such Performance LTIP Units will, immediately and without further action by any party hereto, cease to be eligible to become “Vested LTIP Units” in accordance with the LLC Agreement and will be forfeited in their entirety for no consideration, and neither the Participant nor any of the Participant’s successors, heir, assigns, or personal representatives will have any further rights or interest in such Performance LTIP Units.

Tranche #	% of Target Performance LTIP Units Earned	Number of Performance LTIP Units	Market Capitalization Milestones	Maximum ATM Shares
1	12.5%	[●]	$10,000,000,000	27,553,426
2	25.0%	[●]	$20,000,000,000	53,016,289
3	37.5%	[●]	$30,000,000,000	76,617,820
4	50.0%	[●]	$40,000,000,000	98,554,916
5	62.5%	[●]	$50,000,000,000	118,997,650
6	75.0%	[●]	$60,000,000,000	138,093,687
7	87.5%	[●]	$70,000,000,000	155,971,858
8	100.0%	[●]	$80,000,000,000	172,745,067
9	112.5%	[●]	$90,000,000,000	188,512,683
10	125.0%	[●]	$100,000,000,000	203,362,505

The “Sixty-Day Average Market Cap,” as of a Market Cap Measurement Date, is determined as follows:
(a) The Parent Member’s daily market capitalization for a particular trading day (the “Daily Market Capitalization”) is equal the product of (A) the total number of outstanding Shares as of the close of such trading day, as reported by the Parent Member’s transfer agent, and (B) the volume weighted average price (“VWAP”) per outstanding Share as of such trading day, as reported by the primary stock exchange or national market system on which the Shares are traded (e.g., the New York Stock Exchange (“NYSE”) (the “Primary Exchange”) or other reliable source selected by the Administrator such as Bloomberg if the Primary Exchange is not reporting a VWAP for that day); provided that for purposes of determining the number of outstanding Shares for purposes of subclause (A), the maximum number of Shares issued under the Company’s at-the-market offering (ATM) program that will be included in determining the Daily Market Capitalization hereunder shall be the number of “Maximum ATM Shares” set forth in the table above, which is intended to provide that at least fifty percent (50%) of any increase in Daily Market Capitalization from the Grant Date Market Cap be attributable to Share price appreciation; provided, further that this limitation applies solely to the number of Shares considered in the calculation of Market Capitalization for performance measurement purposes and does not restrict or limit the Parent Member’s ability to issue, repurchase, or maintain Shares outstanding, including Share issuances under the Company’s ATM program.
(b) The “Sixty-Day Average Market Cap” is equal to (i) if the Sixty-Day Average Market Cap is measured as of First Market Cap Measurement Date, (A) the sum of the Daily Market Capitalization of the Parent Member for each trading day during the sixty (60) consecutive calendar day period ending on October 6, 2028, divided by (B) the number of trading days during such period; (ii) if the Sixty-Day Average Market Cap is measured as of any Subsequent Market Cap Measurement Date, (A) the sum of the Daily Market Capitalization of the Parent Member for each trading day during the sixty (60) consecutive calendar day period ending on such Subsequent Market Cap Measurement Date, divided by (B) the number of trading days during such period; (iii) if the Sixty-Day Average Market Cap is measured as of a Change in Corporate Control, the price per Share in such Change in Corporate Control transaction (if any) or, in the absence of such a price, the Sixty-Day Average Market Cap shall be measured in accordance with clause (iv) of this sentence; or (iv) if the Sixty-Day Average Market Cap is measured as of a Qualifying Termination or a Change in Corporate Control (and clause (iii) of this sentence does not apply), (A) the sum of the Daily Market Capitalization of the Parent Member for each trading day during the sixty (60) consecutive calendar day period ending on the date of the Qualifying Termination or Change in Corporate Control, divided by (B) the number of trading days during such period.

(c) The “Start Date Market Cap” is equal to $121,799,086,528, which is the product of (i) 698,749,851, the total number of outstanding Shares as of the close of October 6, 2025, as reported by the Parent Member’s transfer agent, and (ii) $174.31, the VWAP per Share as of October 6, 2025, as reported by the Primary Exchange.
To the extent that Shares or Class A Common Units are issued by the Parent Member following the commencement of the Performance Period through an acquisition by the Parent Member of all or substantially all of the outstanding equity interests or assets of an unrelated third-party, with respect to Market Capitalization Milestones that have not yet been achieved as of such acquisition, the Start Date Market Cap shall be automatically increased by an amount equal to the product of (i) the number of Shares so issued and (ii) the average VWAP for each trading day during the sixty (60) consecutive calendar days ending on the date of such issuance, and the Maximum ATM Shares corresponding to the applicable Market Capitalization Milestones shall be increased proportionately.
Upon and effective as of the consummation of a spin-off, spin-out, split-up, carve-out or similar transaction by the Parent Member in which the Parent Member distributes to its shareholders the equity or assets of a Subsidiary of the Parent Member (the “SpinCo”) for no consideration, the Market Capitalization Milestone Performance Goal and the components thereof (such as the Market Capitalization Milestones and the Maximum ATM Shares, as described below), with respect to any Market Capitalization Milestones that have not been achieved as of the date of such transaction shall be decreased on a dollar-for-dollar basis by the closing price of Shares of the SpinCo on the Primary Exchange on the date of such transaction.
Relative Performance Goal
One-half (1/2) of the Performance LTIP Units will be divided into three substantially equal separate tranches corresponding to each of the three “Individual Index Returns” (the “TSR Tranches”).
The number of Performance LTIP Units in each TSR Tranche that becomes earned (if any) will be determined based on the Parent Member’s “TSR” relative to the applicable “Individual Index Return” with respect to each of the Health Care REIT Index, the All REIT Index, or the S&P 500 Index, as applicable, as expressed as an “Annualized TSR Percentage” (each, as defined below) relative to the applicable Relative Performance goal identified in the table below (the “Relative Performance Goal”), with each TSR Tranche weighted as to 33.33% of the “% of Target

Performance LTIP Units Earned” in the table below, with linear interpolation for performance between Relative Performance Goal levels, as determined by the Administrator as soon as commercially practicable following the end of the Performance Period.
If, as of the end of the Performance Period, the Administrator determines that any Performance LTIP Units allocated to the Relative Performance Goal have not been earned and have not become “Vested LTIP Units”, such Performance LTIP Units will, immediately and without further action by any party hereto, cease to be eligible to become “Vested LTIP Units” in accordance with the LLC Agreement and will be forfeited in their entirety for no consideration, and neither the Participant nor any of the Participant’s successors, heir, assigns, or personal representatives will have any further rights or interest in such Performance LTIP Units.

% of Target Performance LTIP Units Earned	Number of Performance LTIP Units	Relative Performance (Company Relative TSR vs. index TSR)
0.0%	[●]	0 bps
20.8%	[●]	100 bps
41.7%	[●]	200 bps
62.5%	[●]	300 bps
83.3%	[●]	400 bps
104.2%	[●]	500 bps
125.0%	[●]	600 bps

For purposes of the Relative Performance Goal, the following terms shall have the meanings set forth below:
“All REIT Index” means the MSCI US REIT Gross Total Return Index (ticker symbol RMSG) on the first day of the Performance Period (or a successor index including a comparable universe of publicly traded U.S. real estate investment trusts), adjusted and reweighted to exclude from the index the Parent Member and any member of the MSCI US REIT Gross Total Return Index that is not a member of the MSCI US REIT Gross Total Return Index for the entirety of the Performance Period.
“Annualized TSR Percentage” means (1 + TSR)^(1/5) – 1, provided that if the Performance Period ends prior to the October 5, 2030, the foregoing formula shall be adjusted to reflect the reduced Performance Period.
“Health Care REIT Index” means the FTSE NAREIT Health Care REIT Index on the first day of the Performance Period (or a successor index including a comparable universe of publicly traded U.S. real estate investment trusts), adjusted and reweighted to exclude from the index the Parent Member and any member of the FTSE NAREIT Health Care REIT Index that is not a member of the FTSE NAREIT Health Care REIT Index for the entirety of the Performance Period.

“Individual Index Return” means, with respect to the Performance Period, the return of each of the Health Care REIT Index, the All REIT Index, or the S&P 500 Index as applicable, over the Performance Period expressed as a percentage. For the avoidance of doubt, the Individual Index Return over the Performance Period shall be calculated in a manner designed to produce a fair comparison between the Parent Member’s TSR and the Individual Index Return for the purpose of determining relative performance. The Individual Index Return for any individual index shall be computed as the sum of the weighted TSR of each component company of such index (excluding, in each case, the Parent Member and any member of the applicable index that is not a member of such index for the entirety of the Performance Period), with each component company’s weight as the average of its market capitalization at the beginning of the Performance Period relative to the market capitalization of the other companies in such index.
“S&P 500 Index” means the Standard & Poor’s 500 Index on the first day of the Performance Period, adjusted and reweighted to exclude from the index the Parent Member and any member of the S&P 500 Index that is not a member of the S&P 500 Index for the entirety of the Performance Period
“Total Shareholder Return” or “TSR” means for the common stock of the applicable company, the total shareholder return (share price appreciation/depreciation during the Performance Period plus the value attributable to reinvested dividends paid on the shares during the Performance Period). The TSR shall be expressed as a percentage. The calculation of TSR will be based on (a) $174.31, the VWAP per Share as of October 6, 2025, as reported by the Primary Exchange, and (b) the average VWAP for each trading day during the final sixty (60) consecutive calendar days ending on, and including, the last day of the Performance Period, in each case as reported by the Primary Exchange or other reliable source selected by the Administrator such as Bloomberg if the Primary Exchange is not reporting a VWAP for the applicable day. The TSR will be calculated assuming that cash dividends (including extraordinary cash dividends) paid on the shares are reinvested in additional shares on the ex-dividend date and that any securities distributed to shareholders in a spinoff transaction are sold and the proceeds reinvested in additional shares on the ex-dividend date.

Annex RCA
RESTRICTIVE COVENANT AGREEMENT
As a material condition to being granted the LTIP Units, under the Welltower OP LLC Ten Year Executive Continuity and Alignment Program (the “Plan”), and the LTIP Unit Agreement dated of even date herewith and of which this Restrictive Covenant Agreement (this “Agreement”) forms a part (the “Award Agreement”), [•] (the “Participant”) agrees to be bound by this Agreement, made by and between the Participant, Parent Member and the Company, effective as of October 30, 2025. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Award Agreement.
1.Protection of Confidential Information. The Participant, both during employment with Parent Member or any of its Subsidiaries and at any time thereafter, shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below) except as may be required for the Participant to perform in good faith the Participant’s job responsibilities to Parent Member and any of its Subsidiaries while employed by Parent Member and any of its Subsidiaries. Upon the Participant’s termination of employment, the Participant shall return to Parent Member and its applicable Subsidiaries all Confidential Information and shall not retain any Confidential Information in the Participant’s possession that is in written or other tangible form and shall not furnish any such Confidential Information to any third party, except as provided herein. Notwithstanding the foregoing, this Agreement shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to the Participant, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to Parent Member or any of its Subsidiaries by the Participant, (iii) is lawfully disclosed to the Participant by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order the Participant to disclose or make accessible any information or is voluntarily disclosed by the Participant to law enforcement or other governmental authorities. Furthermore, in accordance with the Defend Trade Secrets Act of 2016, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. As used herein, “Confidential Information” means, without limitation, any non-public confidential or proprietary information of the Parent Member, the Company or any of their respective Affiliates (collectively, the “Company Group”), disclosed to the Participant or known by the Participant as a consequence of or through the Participant’s relationship with Parent Member and any of its Subsidiaries, in any form, including electronic media. Confidential Information also includes, but is not limited to, the business plans and financial information, marketing plans, and business opportunities of any member of the Company Group. Nothing herein shall limit in any way any obligation the Participant may have relating to Confidential Information under any other agreement, promise or duty to any member of the Company Group.

2.Non-Competition. The Company Group places a high value on maintaining the confidentiality and value of the Confidential Information (including Confidential Information relating to the Company Group and its operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects), its goodwill, and its customer, client, business partner and other business relationships, as described in this Agreement. The Company Group promises that, upon and after the Participant’s and during Participant’s Continuous Service with the Company Group, it will disclose or make available to the Participant its Confidential Information, including its trade secrets, and will provide the Participant specialized training concerning the Restricted Business. The Confidential Information and specialized training provided to Executive will be as necessary for the Participant to perform the

Participant’s duties and responsibilities to the Company Group. Accordingly, in order to protect the Company Group’s Confidential Information and good will, both during the term of the Participant’s Continuous Service with Parent Member or any of its Subsidiaries and for a period of two years immediately following the Participant’s termination of Continuous Service with the Parent Member and its subsidiaries for any reason (the “Restricted Period”), Participant will not, directly or indirectly, engage in any business activities on behalf of any enterprise which engages in a Restricted Business. For purposes of this Agreement, a “Restricted Business” means any business that has as any portion of its investment strategy the investment in or ownership, development, financing, management, operation, leasing, expansion or acquisition of any properties of any type or asset class that represents at least 5% of the consolidated gross revenue of the Company Group, or has indicated an intent to do so as evidenced by a written plan or proposal prepared by or presented to senior management of the Company Group, determined, (i) if during the Participant’s active service with the Parent Member, as of the applicable date, or (ii) if following the termination of the Participant’s active service with the Parent Member, as of the date of the Participant’s termination, in either case, anywhere in North America or in any country outside of North America in which the Company Group owns, develops, finances, manages, operates, leases, expands or acquires any such properties.

The Participant will be deemed to be engaged in such Restricted Business if the Participant participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than one percent (1%) of the stock of a publicly traded corporation engaged in a Restricted Business shall not be deemed to be engaging in competitive business activities. If the Participant provides services to an enterprise that derives a de minimis portion of its consolidated gross revenue from Restricted Businesses, the Participant’s employment by or service to such enterprise will not be deemed to be a breach of this Section 2, so long as each of the following conditions is satisfied at all times during the Restricted Period and while the Participant is employed by or providing service to such enterprise: (a) no more than five percent (5%) of the gross revenues of such business enterprise are derived from Restricted Businesses; (b) no more than five percent (5%) of the gross revenues of such business enterprise and those entities that (directly or through one or more intermediaries) are controlled by, control, or are under common control with such business enterprise, together on a consolidated basis, are derived from Restricted Businesses; and (c) no more than five percent (5%) of the Participant’s services for such business enterprise are directly involved in or responsible for any Restricted Business.

3.Non-Solicitation. During the Restricted Period, the Participant, to the fullest extent not prohibited by applicable law, directly or indirectly, individually or on behalf of any other person or entity, including the Participant, will not (i) encourage, induce, attempt to induce, recruit, attempt to recruit, solicit or attempt to solicit or participate in any way in hiring or retaining for employment, contractor or consulting opportunities anyone who is employed or providing services as a consultant at that time by any member of the Company Group; or (ii) solicit or entice away, or endeavor to solicit or entice away, or otherwise interfere with any customer, supplier, tenant, operator, manager or prospective customer, supplier, tenant, operator or manager with whom any member of the Company Group has or had during the Restricted Period ongoing contact, or any financial partner or prospective financial partner with whom any member of the Company Group has or had during the Restricted Period ongoing contact, or any vendor, supplier or other similar business relation, who at any time during the Restricted Period maintained a material business relationship with any member of the Company Group or whom any member of the Company Group was targeting for a material business relationship or is or was engaged in discussions with to commence a material business relationship during the Restricted Period.

4.Non-Disparagement. At all times during and following the Participant’s employment with Parent Member or any of its Subsidiaries, the Participant will not make or direct anyone else to make on the Participant’s behalf any disparaging or untruthful remarks or statements, whether oral or written, about any member of the Company Group, its operations or its products, services, owners, affiliates, officers, directors, partners, members, managers, employees, or agents, or issue any communication that reflects adversely on or encourages any adverse action against any member of the Company Group. The Participant will not make any direct or indirect written or oral statements to the press, television, radio, on social media or to, on or through other media or other external persons or entities concerning any matters pertaining to the business and affairs of any member of the Company Group, or any of their respective officers, directors, partners, members or managers. The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process or to law enforcement or other governmental authorities.

5.Remedies. For the avoidance of doubt, any breach of any of the provisions in this Agreement shall constitute a material breach by the Participant. Among the remedies that the Company may pursue in the event that such breach occurs, the LTIP Units granted under the Award Agreement and the Class A Common Units issued under the LLC Agreement to the Participant shall be subject to forfeiture in accordance with the Award Agreement and Section 1.C of Exhibit F of the LLC Agreement in the event that the Participant breaches any provision of this Agreement. By becoming entitled to receive any payments or other benefits under the Award Agreement, the Participant is deemed to have agreed that irreparable damage may occur in the event that any of Sections 1 through 4 of this Agreement were not performed in accordance with their specific terms or were otherwise breached and damages would be an inadequate remedy for the Company in the event of a breach or threatened breach by the Participant of any of Sections 1 through 4 of this Agreement, inclusive. In the event of any such breach or threatened breach, and without relinquishing any other rights or remedies that the Company may have, including but not limited to the forfeiture or repayment by the Participant of any payments or benefits otherwise payable or paid to the Participant under the Award Agreement, the Company may, either with or without pursuing any potential damage remedies and without being required to post a bond, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting the Participant from violating this Agreement and requiring the Participant to comply with its provisions. The Company may present this Agreement to any third party with which the Participant may have accepted employment, or otherwise entered into a business relationship, that the Company contends violates this Agreement, if the Company has reason to believe the Participant has or may have breached a provision of this Agreement.

6.Governing Law; Arbitration. Notwithstanding anything in the Plan or the Award Agreement to the contrary, this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. All claims, disputes, questions, or controversies arising out of or relating to this Agreement, shall be resolved exclusively in final and binding arbitration in Dallas County, Texas or another location mutually agreed in writing between the Participant and the Company, before one arbitrator. The arbitration shall be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) pursuant to its then-current Employment Arbitration Rules and Procedures (the “JAMS Rules”), or successor rules then in effect, provided, however, that if JAMS does not then conduct arbitration proceedings, the Participant and the Company shall mutually agree in writing on a similarly reputable arbitration administrator. The Participant and the Company shall select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators; provided, however, that if the Participant and the Company are unable to select a mutually acceptable, neutral arbitrator, the arbitrator shall be selected pursuant to the JAMS Rules. Except as provided by the Plan, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Texas or federal law, if Texas law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. The Participant and the Company will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim(s) in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render a written award and supporting opinion setting forth the arbitrator’s findings of fact and conclusions of law. The Company shall pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any), provided, however, that the arbitrator may award attorneys’ fees and costs to the prevailing party, except as prohibited by law. If the Company is the prevailing party, the arbitration may award some or all of the costs for the arbitrator’s fees and/or other administrative fees to the fullest extent not prohibited by law. The existence and subject matter of all arbitration proceedings, including any settlements or awards thereunder, shall remain confidential.

7.Injunctive Relief; Submission to Jurisdiction; Waiver of Jury Trial. Notwithstanding the provisions of Section 6 of this Agreement, and in addition to its right to submit any dispute or controversy to arbitration, the Company Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the Dallas, Texas metropolitan area, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily, or permanently enforcing the Participant’s covenants pursuant to this Agreement, or to enforce an arbitration award, and, for the purposes of this Section 7, the Participant (a) expressly consents to the jurisdiction of such court and (b) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.Acknowledgement. The Participant acknowledges that the terms of this Agreement are reasonable and necessary in light of his or her unique position, responsibility and knowledge of the operations of the Company Group and the unfair advantage that his or her knowledge and expertise concerning the business of the Company Group would afford a competitor of the Company or its Subsidiaries and are not more restrictive than necessary to protect the legitimate interests of the parties hereto. If the final judgment of a court of competent jurisdiction, or any final non-appealable decision of an arbitrator in connection with a mandatory arbitration, declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court or arbitrator making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

WELLTOWER, INC.
By:
Name:
Title:

WELLTOWER OP, LLC
By:
Name:
Title:

PARTICIPANT
By:

EXHIBIT A
FORM OF MEMBER SIGNATURE PAGE
The Participant, desiring to become one of the Members of Welltower OP LLC, hereby accepts all of the terms and conditions of (including, without limitation, the provisions related to powers of attorney), and becomes a party to, the Limited Liability Company Agreement, dated as of May 24, 2022, as amended on June 1, 2022, of Welltower OP LLC (the “LLC Agreement”). The Participant agrees that this signature page may be attached to any counterpart of the LLC Agreement and further agrees as follows (where the term “Member” refers to the Participant): Capitalized terms used but not defined herein have the meaning ascribed thereto in the LLC Agreement.
1.    The Member hereby confirms that it has reviewed the terms of the LLC Agreement and affirms and agrees that it is bound by each of the terms and conditions of the LLC Agreement, including, without limitation, the provisions thereof relating to limitations and restrictions on the transfer of Units.
2.    The Member hereby confirms that it is acquiring the Units for its own account as principal, for investment and not with a view to resale or distribution, and that the Units may not be transferred or otherwise disposed of by the Member otherwise than in a transaction pursuant to a registration statement filed by the Company (which it has no obligation to file) or that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state and foreign securities laws, and the Company may refuse to transfer any Units as to which evidence of such registration or exemption from registration satisfactory to the Company is not provided to it, which evidence may include the requirement of a legal opinion regarding the exemption from such registration. If the Parent Member delivers to the Member common Shares of beneficial interest of the Parent Member (“Common Shares”) upon redemption of any Units, the Common Shares will be acquired for the Member’s own account as principal, for investment and not with a view to resale or distribution, and the Common Shares may not be transferred or otherwise disposed of by the Member otherwise than in a transaction pursuant to a registration statement filed by the Parent Member with respect to such Common Shares (which it has no obligation under the LLC Agreement to file) or that is exempt from the registration requirements of the Securities Act and all applicable state and foreign securities laws, and the Parent Member may refuse to transfer any Common Shares as to which evidence of such registration or exemption from such registration satisfactory to the Parent Member is not provided to it, which evidence may include the requirement of a legal opinion regarding the exemption from such registration.
3.    The Member hereby appoints the Parent Member, any Liquidator and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, in accordance with Section 15.11 of the LLC Agreement, which section is hereby incorporated by reference. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the death, incompetency, dissolution, disability, incapacity, bankruptcy or termination of the Member and shall extend to the Member’s heirs, executors, administrators, legal representatives, successors and assigns.
4.    The Member hereby confirms that, notwithstanding any provisions of the LLC Agreement to the contrary, the LTIP Units shall not be redeemable by the Member pursuant to Section 8.6 of the LLC Agreement and that the Member’s Redemption Right and rights to distributions pursuant to the LLC Agreement shall in all respects be subject to the terms of the Award Agreement to which this Exhibit A is attached.
5.    The Member hereby irrevocably consents in advance to any amendment to the LLC Agreement intended to avoid the Company being treated as a publicly-traded partnership within the meaning of Section 7704 of the Internal Revenue Code, including, without limitation, (x) any amendment to the provisions of Section 8.6 of the LLC Agreement intended to increase the waiting period between the delivery of a Notice of Redemption and the Specified Redemption Date and/or the Valuation Date to up to sixty (60) days or (y) any other amendment to the LLC Agreement intended to make the redemption and transfer provisions, with respect to certain redemptions and transfers, more similar to the provisions described in Treasury Regulations Section 1.7704-1(f).

6.    The Member hereby appoints the Parent Member, any Liquidator and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to execute and deliver any amendment referred to in the foregoing paragraph 5(a) on the Member’s behalf The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the death, incompetency, dissolution, disability, incapacity, bankruptcy or termination of the Member and shall extend to the Member’s heirs, executors, administrators, legal representatives, successors and assigns.
7.    The Member agrees that it will not transfer any interest in the Units (x) through (i) a national, non-U.S., regional, local or other securities exchange, (ii) PORTAL or (iii) an over-the-counter market (including an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise) or (y) to or through (a) a person, such as a broker or dealer, that makes a market in, or regularly quotes prices for, interests in the Company, (b) a person that regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to any interests in the Company and stands ready to effect transactions at the quoted prices for itself or on behalf of others or (c) another readily available, regular and ongoing opportunity to sell or exchange the interest through a public means of obtaining or providing information of offers to buy, sell or exchange the interest.
8.    The Member acknowledges that the Parent Member shall be a third-party beneficiary of the representations, covenants and agreements set forth in Sections 4 and 6 hereof. The Member agrees that it will transfer, whether by assignment or otherwise, Units only to the Parent Member or to transferees that provide the Company and the Parent Member with the representations and covenants set forth in Sections 4 and 6 hereof.
9.    This acceptance shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
Name:
Date:
Address of Member: [_________________]

EXHIBIT B
PARTICIPANT’S COVENANTS, REPRESENTATIONS AND WARRANTIES
The Participant hereby represents, warrants and covenants as follows:
(a)    The Participant has received and had an opportunity to review the following documents (the “Background Documents”):
(i)    The Parent Member’s latest Annual Report to Shareholders;
(ii)    The Parent Member’s Proxy Statement for its most recent Annual Meeting of Shareholders;
(iii)    The Parent Member’s Report on Form 10-K for the fiscal year most recently ended;
(iv)    The Parent Member’s Form 10-Q for the most recently ended quarter if one has been filed by the Parent Member with the Securities and Exchange Commission since the filing of the Form 10-K described in clause (iii) above;
(v)    Each of the Parent Member’s Current Report(s) on Form 8-K, if any, filed since the later of the Form 10-K described in clause (iii) above and the Form 10-Q described in clause (iv) above;
(vi)    The LLC Agreement;
(vii)    The Plan;
(viii)     The Award Agreement
(ix)    The Restrictive Covenant Agreement; and
(x)    The communications materials prepared by the Company or the Parent Member providing information regarding the terms of the LTIP Units.
The Participant also acknowledges that any delivery of the Background Documents and other information relating to the Parent Member and the Company prior to the determination by the Company of the suitability of the Participant as a holder of LTIP Units shall not constitute an offer of LTIP Units until such determination of suitability shall be made.
(b)    The Participant hereby represents and warrants that:
(i)    The Participant is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”). Furthermore, the Participant, by reason of the business and financial experience of the Participant, together with the business and financial experience of those persons, if any, retained by the Participant to represent or advise him with respect to the grant to him of LTIP Units, the potential conversion of LTIP Units into Class A Common Units of the Company (“Common Units”) and the potential redemption of such Common Units for the Parent Member’s common Shares (“Parent Member Shares”), has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that the Participant (I) is capable of evaluating the merits and risks of an investment in the Company and potential investment in the Parent Member and of making an informed investment decision, (II) is capable of protecting his own interest or has engaged representatives or advisors to assist him in protecting his interests, and (III) is capable of bearing the economic risk of such investment.

(ii)    The Participant understands that (A) the Participant is responsible for consulting his own tax advisors with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Participant is or by reason of the award of LTIP Units may become subject, to his particular situation; (B) the Participant has not received or relied upon business or tax advice from the Parent Member, the Company or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Participant provides services to the Company on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Company, as the Participant believes to be necessary and appropriate to make an informed decision to accept this award of LTIP Units; and (D) an investment in the Company and/or the Parent Member involves substantial risks. The Participant has been given the opportunity to make a thorough investigation of matters relevant to the LTIP Units and has been furnished with, and has reviewed and understands, materials relating to the Company and the Parent Member and their respective activities (including, but not limited to, the Background Documents). The Participant has been afforded the opportunity to obtain any additional information (including any exhibits to the Background Documents) deemed necessary by the Participant to verify the accuracy of information conveyed to the Participant. The Participant confirms that all documents, records, and books pertaining to his receipt of LTIP Units which were requested by the Participant have been made available or delivered to the Participant. The Participant has had an opportunity to ask questions of and receive answers from the Company and the Parent Member, or from a person or persons acting on their behalf, concerning the terms and conditions of the LTIP Units. The Participant has relied upon, and is making its decision solely upon, the Background Documents and other written information provided to the Participant by the Company or the Parent Member.
(iii)    The LTIP Units to be issued, the Common Units issuable upon conversion of the LTIP Units and any Parent Member Shares issued in connection with the redemption of any such Common Units will be acquired for the account of the Participant for investment only and not with a current view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein, without prejudice, however, to the Participant’s right (subject to the terms of the LTIP Units, the Plan and this Agreement) at all times to sell or otherwise dispose of all or any part of his LTIP Units, Common Units or Parent Member Shares in compliance with the Securities Act, and applicable state securities laws, and subject, nevertheless, to the disposition of his assets being at all times within his control.
(iv)    The Participant acknowledges that (A) neither the LTIP Units to be issued, nor the Common Units issuable upon conversion of the LTIP Units, have been registered under the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws and, if such LTIP Units or Common Units are represented by certificates, such certificates will bear a legend to such effect, (B) the reliance by the Company and the Parent Member on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Participant contained herein, (C) such LTIP Units or Common Units, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available, (D) there is no public market for such LTIP Units and Common Units and (E) neither the Company nor the Parent Member has any obligation or intention to register such LTIP Units or the Common Units issuable upon conversion of the LTIP Units under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws, except that, upon the redemption of the Common Units for Parent Member Shares, the Parent Member may issue such Parent Member Shares under the Equity Plan and pursuant to a Registration Statement on Form S-8 under the Securities Act, to the extent that (I) the Participant is eligible to receive such Parent Member Shares under the Equity Plan at the time of such issuance, (II) the Company has filed a Form S-8 Registration Statement with the Securities and Exchange Commission registering the issuance of such Parent Member Shares and (III) such Form S-8 is effective at the time of the issuance of such Parent Member Shares. The Participant hereby acknowledges that because of the restrictions on transfer or assignment of such LTIP Units acquired hereby and the Common Units issuable upon conversion of the LTIP Units which are set forth in the LLC Agreement or this Agreement, the Participant may have to bear the economic risk of his ownership of the LTIP Units acquired hereby and the Common Units issuable upon conversion of the LTIP Units for an indefinite period of time.
(v)    The Participant has determined that the LTIP Units are a suitable investment for the Participant.

(vi)    No representations or warranties have been made to the Participant by the Company or the Parent Member, or any officer, director, shareholder, agent or affiliate of any of them, and the Participant has received no information relating to an investment in the Company or the LTIP Units except the information specified in paragraph (a) above.
(c)    So long as the Participant holds any LTIP Units, the Participant shall disclose to the Company in writing such information as may be reasonably requested with respect to ownership of LTIP Units as the Company may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code applicable to the Company or to comply with requirements of any other appropriate taxing authority.
(d)    The Participant hereby agrees to make an election under Section 83(b) of the Code with respect to the LTIP Units awarded hereunder, and has delivered with this Agreement a completed, executed copy of the election form attached hereto as Exhibit C. The Participant agrees to file the election (or to permit the Company to file such election on the Participant’s behalf) within thirty (30) days after the award of the LTIP Units hereunder with the IRS Service Center at which such Participant files his personal income tax returns.
(e)    The address set forth on the signature page of this Agreement is the address of the Participant’s principal residence, and the Participant has no present intention of becoming a resident of any country, state or jurisdiction other than the country and state in which such residence is sited.

EXHIBIT C
ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF TRANSFER OF PROPERTY PURSUANT TO SECTION 83(B) OF THE INTERNAL REVENUE CODE
The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:
1.    The name, address and taxpayer identification number of the undersigned are:
Name: [____________________] (the “Taxpayer”)
Address: [____________________]
Social Security No./Taxpayer Identification No.: [_____________________]
2.    Description of property with respect to which the election is being made:
The election is being made with respect to LTIP Units in Welltower OP LLC (the “Company”).
3.    The date on which the [●] LTIP Units were transferred is Month Day, 20XX. The taxable year to which this election relates is calendar year 20XX.
4.    Nature of restrictions to which the LTIP Units are subject:
The LTIP Units are subject to clawback, forfeiture, and criteria restricting their transferability, based on the achievement of certain performance metrics and/or continuous service with Welltower Inc. or its affiliate through the relevant period.
5.    The fair market value at time of transfer (determined without regard to any restrictions other than a nonlapse restriction as defined in Treasury Regulations Section 1.83-3(h)) of the LTIP Units with respect to which this election is being made was $0 per LTIP Unit.
6.    The amount paid by the Taxpayer for the LTIP Units was $0 per LTIP Unit.
7.    A copy of this statement has been furnished to the Company and Welltower Inc.
Dated:
Name: [Name]